Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-273058) of InflaRx N.V.

(2)	Registration Statement (Form S-8 No. 333-221656) pertaining to the InflaRx N.V. Long-Term Incentive Plan, InflaRx Stock Option Plan 2016, InflaRx Options Issued Pursuant To The Series B Financing Arrangement

(3)	Registration Statement (Form S-8 No. 333-240185) pertaining to the InflaRx N.V. Long-Term Incentive Plan of our report dated March 20, 2025, with respect to the consolidated financial statements of InflaRx N.V. included in this Annual Report (Form 20-F) of InflaRx N.V. for the year ended December 31, 2025.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Munich, Germany

March 20, 2026